EXHIBIT 99.5

               GERMAN AMERICAN BANCORP

            PEOPLES BANCORP OF WASHINGTON

                  Supplement No. 1
                         to
  Prospectus/Proxy Statement Dated January 30, 1997

     German American Bancorp ("German American") and Peoples Bancorp of Washington ("Peoples") hereby supplement the disclosures included in the above-captioned Prospectus/Proxy Statement relating to the proposed merger of Peoples with and into a subsidiary of German American (the "Merger") as follows:

     1. Rescheduling of Special Meetings. The Special Meetings of Shareholders of Peoples and of German American described by the Prospectus/Proxy Statement, which were originally scheduled to be held on Friday, February 28, 1997, have been rescheduled and will now be held on Tuesday, March 4, 1997, at the same time of day and at the same place as specified by the Prospectus/Proxy Statement. Notice of the date, time and place of the Special Meeting, as rescheduled, accompanies the Prospectus/Proxy Statement. The form of proxy that also accompanies the Prospectus/Proxy Statement refers to the February 28 meeting date but will be voted at the rescheduled March 4 meeting (and any adjournment or adjournments thereof); for this purpose, the March 4 meeting will be treated as an adjournment of the February 28 meeting.

     2. Opinion of Tax Counsel (Pages 26 to 27). Leagre & Barnes, counsel for German American, has rendered an opinion to German American dated November 18, 1996, to the effect that the Merger, if consummated as of the date of that opinion, would have qualified as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the
"Code"). See "Federal Income Tax Consequences" on pages 26 and 27 of the Prospectus/Proxy Statement for a summary of the material federal income tax consequences of the Merger if it qualifies as a reorganization and for additional information concerning this opinion. Peoples and German American are each entitled to receive at the Closing of the Merger an updated opinion of Leagre & Barnes that the Merger qualifies as a reorganization under Section 368(a) of the Code, as expected. See "Conditions" on pages 24 and 25 of the Prospectus/Proxy Statement. If for any reason Leagre & Barnes should not render such an opinion at Closing to Peoples and German American, and if the Boards of Directors of Peoples and of German American should both nevertheless desire to waive that condition to the Merger, German American and Peoples will first submit the Merger for reapproval by their respective shareholders at another meeting of shareholders and resolicit proxies from their shareholders.

            ____________________________

The date of this Supplement No. 1 is January 31, 1997